Exhibit 99.1

Capitala Finance Corp. Reports Second Quarter 2019 Results

CHARLOTTE, NC, August 5, 2019--Capitala Finance Corp. (Nasdaq:CPTA) ("Capitala", the “Company”, “we”, “us”, or “our”) today announced its financial results for the second quarter of 2019.

Second Quarter Highlights

•	Net investment income of $4.0 million, or $0.25 per share
•	Deployed $13.8 million during the quarter, consisting of $13.4 million in first lien debt and $0.4 million in equity. The weighted average yield on debt investments during the period was 9.8%
•	Realized $6.4 million in equity gains related to US Bath Group, LLC and Navis Holdings, Inc., collectively

Management Commentary

In describing the Company’s second quarter activities, Joseph B. Alala, III, Chairman and Chief Executive Officer, stated, “While net investment income covered distributions for the quarter, NAV per share was negatively impacted by the failed sales process related to a legacy mezzanine debt investment, which was risk rated 3, along with unrealized depreciation on several other investments. The risk in our debt portfolio is at its lowest point since our initial public offering in 2013, as risk grade 3 assets account for 9.8% of the portfolio, on a fair value basis. First lien debt investments represent 77.7% of the debt portfolio at June 30, 2019, compared to 45.5% at June 30, 2016, on a fair value basis. Future earnings and NAV stability should benefit from this re-balanced portfolio, an effort that began in early 2016.”

Second Quarter 2019 Financial Results

During the second quarter of 2019, the Company originated $13.8 million of new investments, and received $46.6 million of repayments. Debt investments totaled $13.4 million and had a weighted average yield of 9.8%. In addition, we invested $0.4 million in equity securities.

Total investment income was $11.6 million for the second quarter of 2019, compared to $11.9 million in the second quarter of 2018. During the second quarter of 2019, the Company received a $0.4 million dividend from Capitala Senior Loan Fund II, LLC. PIK income of $0.7 million for the second quarter of 2019 represents 6.2% of total investment income, the lowest level since the fourth quarter of 2014.

Total expenses for the second quarter of 2019 were $7.6 million, compared to $7.7 million for the comparable period in 2018. During the second quarter of 2019, incentive fees, net of the waiver, totaled $0.2 million, while incentive fees were not earned during the same period in 2018.

Net investment income for the second quarter of 2019 was $4.0 million, or $0.25 per share, compared to $4.2 million, or $0.26 per share, for the same period in 2018.

Net realized losses totaled $15.1 million, or $0.94 per share, for the second quarter of 2019, compared to net realized losses of $22.6 million, or $1.42 per share, for the same period in 2018. During the second quarter of 2019, the Company realized losses related to AAE Acquisition, LLC ($20.4 million), and J&J Produce Holdings, Inc. ($1.4 million), partially offset by realized gains related to US Bath Group, LLC ($3.8 million) and Navis Holdings, Inc. ($2.6 million).

Net unrealized depreciation totaled $17.4 million, or $1.08 per share, for the second quarter of 2019, compared to appreciation of $22.0 million for the second quarter of 2018.

The net decrease in net assets resulting from operations was $29.1 million for the second quarter of 2019, or $1.81 per share, compared to a net increase of $4.9 million, or $0.31 per share, for the same period in 2018.

Investment Portfolio

As of June 30, 2019, our portfolio consisted of 41 companies with a fair market value of $391.1 million and a cost basis of $378.0 million. First lien debt investments represented 60.1% of the portfolio, second lien and subordinated debt investments collectively represented 17.3% of the portfolio, equity/warrant investments represented 19.1% of the portfolio, and our investment in Capitala Senior Loan Fund II, LLC represented 3.5% of the portfolio, based on fair values at June 30, 2019. The weighted average yield on our debt portfolio was 12.2% at June 30, 2019.

At June 30, 2019, non-accrual balances totaled $13.3 million and $8.7 million, on a cost basis and fair value basis, respectively. Non-accrual loans, on a cost basis and fair value basis, represented 3.5% and 2.2%, respectively, of the portfolio at June 30, 2019, compared to 4.9% and 2.1%, respectively, at December 31, 2018. At June 30, 2019, we have four investments with a fair value of $38.3 million that are risk rated 3, representing 9.8% of the total portfolio, the lowest level since the initial public offering in 2013.

Liquidity and Capital Resources

At June 30, 2019, the Company had $43.5 million in cash and cash equivalents. In addition, the Company had SBA debentures outstanding totaling $150.0 million with an annual weighted average interest rate of 3.16%, $75.0 million of fixed rate notes bearing an interest rate of 6.00%, and $52.1 million of convertible notes bearing an interest rate of 5.75%. At June 30, 2019, the Company had $5.0 million outstanding and $109.5 million available under its senior secured revolving credit facility, which is priced at LIBOR plus 3.0%.

Subsequent Events

On July 25, 2019, the Company received $6.3 million for its debt investments in Micro Precision, LLC, repaid at par.

On August 1, 2019, the Company received $18.0 million for its first lien debt investment in Sunset Digital Holdings, LLC, repaid at par.

Second Quarter 2019 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Tuesday, August 6, 2019. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call. A live webcast of the conference will be available at http://investor.CapitalaGroup.com.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first and second lien loans, subordinated debt and, to a lesser extent, equity securities issued by lower middle market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

About Capitala Group

Capitala Group is a $3.0 billion asset management firm that has been providing capital to lower middle market companies throughout North America for twenty years. Since our inception in 1998, Capitala has invested in over 150 companies and seeks to partner with strong management teams to create value and generate superior risk-adjusted returns for our individual and institutional investors.  For more information, visit our website at www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

Capitala Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of
	June 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Investments at fair value
Non-control/non-affiliate investments (amortized cost of $260,927 and $280,114, respectively)	$270,677	$286,843
Affiliate investments (amortized cost of $73,803 and $72,300, respectively)	89,505	92,939
Control investments (amortized cost of $43,272 and $67,556, respectively)	30,877	69,145
Total investments at fair value (amortized cost of $378,002 and $419,970, respectively)	391,059	448,927
Cash and cash equivalents	43,474	39,295
Interest and dividend receivable	2,453	3,778
Prepaid expenses	217	454
Deferred tax asset, net	-	628
Other assets	104	83
Total assets	$437,307	$493,165

LIABILITIES
SBA debentures (net of deferred financing cost of $1,264 and $1,688, respectively)	$148,736	$164,012
2022 Notes (net of deferred financing cost of $1,721 and $1,987, respectively)	73,279	73,013
2022 Convertible Notes (net of deferred financing cost of $1,090 and $1,259, respectively)	50,998	50,829
Credit Facility (net of deferred financing cost of $828 and $983, respectively)	4,172	9,017
Management and incentive fees payable	3,583	2,487
Interest and financing fees payable	2,676	3,063
Accounts payable and accrued expenses	-	100
Total liabilities	$283,444	$302,521

NET ASSETS
Common stock, par value $.01, 100,000,000 common shares authorized, 16,118,948 and 16,051,547 common shares issued and outstanding, respectively	$161	$161
Additional paid in capital	242,307	241,757
Total distributable loss	(88,605)	(51,274)
Total net assets	$153,863	$190,644
Total liabilities and net assets	$437,307	$493,165

Net asset value per share	$9.55	$11.88

Capitala Finance Corp.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
INVESTMENT INCOME
Interest and fee income:
Non-control/non-affiliate investments	$7,541	$6,867	$14,826	$14,223
Affiliate investments	2,281	2,077	4,680	4,018
Control investments	582	1,838	1,306	3,687
Total interest and fee income	10,404	10,782	20,812	21,928
Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	453	427	895	1,132
Affiliate investments	227	289	376	775
Control investments	44	254	372	420
Total payment-in-kind interest and dividend income	724	970	1,643	2,327
Dividend income:
Non-control/non-affiliate investments	-	59	1,281	59
Affiliate investments	-	29	-	58
Control investments	425	25	450	50
Total dividend income	425	113	1,731	167
Interest income from cash and cash equivalents	37	17	88	32
Total investment income	11,590	11,882	24,274	24,454

EXPENSES
Interest and financing expenses	4,228	4,331	8,641	8,695
Base management fee	2,020	2,314	4,138	4,617
Incentive fees	463	-	1,497	244
General and administrative expenses	1,145	1,006	2,129	2,229
Expenses before incentive fee waiver	7,856	7,651	16,405	15,785
Incentive fee waiver	(288)	-	(288)	-
Total expenses, net of fee waiver	7,568	7,651	16,117	15,785

NET INVESTMENT INCOME	4,022	4,231	8,157	8,669

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain (loss) on investments:
Non-control/non-affiliate investments	365	(21,115)	(3,544)	(25,694)
Affiliate investments	2,387	139	2,276	863
Control investments	(17,829)	(1,646)	(19,656)	(1,646)
Net realized loss on investments	(15,077)	(22,622)	(20,924)	(26,477)
Net unrealized appreciation (depreciation) on investments:
Non-control/non-affiliate investments	(3,018)	25,093	3,021	27,227
Affiliate investments	(4,669)	(5,227)	(4,937)	(6,003)
Control investments	(9,708)	2,128	(13,984)	378
Net unrealized depreciation on investments	(17,395)	21,994	(15,900)	21,602
Net realized and unrealized loss on investments	(32,472)	(628)	(36,824)	(4,875)
Tax benefit (provision)	(694)	1,345	(628)	1,295
Total net realized and unrealized gain (loss) on investments, net of taxes	(33,166)	717	(37,452)	(3,580)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(29,144)	$4,948	$(29,295)	$5,089

NET INCREASE (DECREASE) IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS - BASIC	$(1.81)	$0.31	$(1.82)	$0.32

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING – BASIC	16,096,678	15,981,857	16,079,885	15,970,599

NET INCREASE (DECREASE) IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS - DILUTED	$(1.81)	$0.26	$(1.82)	$0.27

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING - DILUTED	16,096,678	19,297,331	16,079,885	19,286,073

DISTRIBUTIONS PAID PER SHARE	$0.25	$0.25	$0.50	$0.50